Exhibit 21.1

Subsidiaries of PetroLogistics LP*

Name	Jurisdiction
PL Propylene LLC	DE

* This Exhibit lists the entities that will be subsidiaries of PetroLogistics LP following the consummation of the transactions contemplated by a contribution agreement we will enter into at the closing of our initial public offering.  A form of such contribution agreement is filed as Exhibit 10.1 to the attached Registration Statement.